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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2002

Mothers Work, Inc.
(Exact name of registrant as specified in charter)

DELAWARE	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

456 North Fifth Street
Philadelphia, Pennsylvania 19123
(Address of principal executive offices)

(215) 873-2200
(Registrant's telephone number, including area code)

Item 5—Other Events.

        On October 17, 2001, the Company acquired iMaternity, a maternity apparel retailer. As previously disclosed, following the closing of the iMaternity acquisition, iMaternity vendors made claims for amounts owed by iMaternity that had not been disclosed to the Company by the sellers prior to the closing. If the Company has liability for these undisclosed amounts, it has the right to seek indemnification from the sellers.

        On August 6, 2002, the Company entered into a settlement and release agreement with the sellers to resolve these issues. Under the agreement, the Company and the sellers have mutually released each other from all claims relating to the accounts payable of the iMaternity business prior to the closing. Certain obligations of the Company and the iMaternity subsidiaries owed to the sellers in the amount of $0.5 million, which arose prior to or in connection with the acquisition, have been terminated. The Company has purchased all outstanding shares of the Series C Preferred Stock held by the sellers for $20.9 million, as well as 50,000 warrants issued to certain of the sellers for $0.2 million. The Company may elect to purchase up to an additional 75,000 warrants from certain other sellers, with the amount eligible to be purchased being determined by a formula that is based on whether the underwriters of the offering of 1,100,000 shares of the Company's common stock, which occurred on July 31, 2002 and closed on August 5, 2002, exercise their 30-day over-allotment option to purchase at least 50% of the shares available under such option.

Signatures

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOTHERS WORK, INC.
Date: August 6, 2002	By:	/s/ EDWARD M. KRELL Name: Edward M. Krell Title: Senior Vice President—Chief Financial Officer

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  Item 5—Other Events.
Signatures